                                                        EXHIBIT 21

           The following are significant subsidiaries of the Company:

        Name                               Jurisdiction            Also "doing business as"
Dollar Rent A Car                          Oklahoma
Systems, Inc.

Rental Car Finance Corporation             Oklahoma

Thrifty Rent-A-Car                         Oklahoma                One franchise in Louisville,
System, Inc.                                                       KY is doing business as "Drivewise"

Thrifty Rental Finance                     Oklahoma
Corporation